Exhibit 99.1

MIVA, Inc.	Press Release

MIVA Investor Relations Contact
Peter Weinberg
(239) 561-7229

MIVA Announces Preliminary Third Quarter 2007 Results

FORT MYERS, Fla. – October 1, 2007 – MIVA, Inc. (NASDAQ: MIVA), today announced it expects its financial results for the third quarter ended September 30, 2007, will be below previously issued guidance.

Based on preliminary third quarter results, the Company expects to report Q3 2007 revenue of approximately $36.7 to $37.1 million, compared to the Company’s prior guidance for revenue of $38.0 to $39.0 million. The decrease is primarily due to lower than anticipated MIVA Direct revenue and Media US revenue.

Additionally, the Company expects to report Q3 2007 EBITDA of approximately break-even, compared to the Company’s prior guidance for $1.0 to $1.5 million. The lower EBITDA is due to lower than expected revenue and higher than forecast costs largely related to the implementation and ongoing execution of the Company’s outsourcing plan. Gross margins for Q3 2007 are expected to increase sequentially over the second quarter 2007. Cash and cash equivalents as of the end of Q3 2007 are expected to be approximately flat with the second quarter 2007 of $24.0 million.

The Company expects to report Q4 2007 revenue marginally above the third quarter 2007 final result, compared to the Company’s prior guidance for revenue of $40.0 to $41.0 million, and Q4 2007 EBITDA marginally above the third quarter 2007 final result, compared to the Company’s prior guidance for $2.5 to $3.0 million.

“While we are dissatisfied with delayed progress on revenue and operating profits, we are encouraged by our gross margin improvement in the third quarter. The gross margin improvement reflects the positive impact from our Precision vertical ad network and a consequential increase in Media US revenue-per-click, as well as our initiative to eliminate unprofitable distribution partners in Media EU,” said Peter Corrao, chief executive officer of MIVA.

“We are currently focused on several new initiatives aligned with our strategy for building consumer media and our MIVA Direct business. These initiatives are designed to leverage existing toolbar distribution, without incurring significant additional advertising expense. We believe these initiatives represent opportunities for revenue growth and incremental EBITDA contribution. We signed an agreement with a leading startpage provider that will enable us to offer best in class personalized startpages to our toolbar consumers, which we believe will lead to additional monetization opportunities for us. Additionally, we have started distributing a downloadable shopping comparison widget where we share revenue with the service provider on a cost-per-action basis. Moreover, we launched a new toolbar brand with an enhanced version of our toolbar product.”

MIVA has yet to finalize its third quarter 2007 review. The earnings release for the third quarter is scheduled for November 2007. The actual date of the earnings release will be announced in the future.

The results announced today are preliminary and subject to change.

About MIVA®, Inc.
MIVA, Inc. (NASDAQ:MIVA) is a global digital media company. MIVA’s mission is to deliver valuable digital audiences to advertisers. MIVA consists of two complementary divisions, MIVA Direct and MIVA Media. MIVA Direct owns and operates a growing portfolio of consumer destination sites and category specific toolbars. MIVA Media manages a contextual Pay-Per-Click ad network focused on key vertical sectors. MIVA, Inc. operates across North America and Europe.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “plan,” “will,” “intend,” “believe” or “expect’” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our anticipated revenue and EBITDA for Q3 2007, (2) our expected ability to expand our gross margin in Q3 2007, (3) our anticipated cash and cash equivalents position as of the end of Q3 2007, and (4) our ability to execute on our initiatives to eliminate unprofitable distribution partners in MIVA Media EU and to build our consumer media and MIVA Direct business. Additional key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2006 and our most recently filed Form 10-Q. MIVA undertakes no obligation to update the information contained herein.

®Registered trademark of MIVA, Inc.

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